Exhibit 99.1

News Corporation

NEWS RELEASE

For Immediate Release

Contact: Andrew Butcher 212-852-7070
Investors: Reed Nolte 212-852-7092

News Corporation Appoints Dr. Roderick R. Paige To Board Of Directors

NEW YORK, NY June 29, 2006 -- News Corporation today announced that Rod Paige, the former U.S. Secretary of Education, has been appointed to the Company's Board of Directors. Dr. Paige's appointment is effective immediately. The addition of Dr. Paige increases the number of directors to 15.

Announcing the appointment of Dr. Paige, News Corporation Chairman and Chief Executive Officer Rupert Murdoch said: "Rod Paige's life has been dedicated to raising standards and demanding accountability in education in the United States. In addition to his outstanding record of achievement as an educator and reformer, he has a great understanding of how big, complex institutions work -- an expertise that will be invaluable to our Board."

During his tenure at the U.S. Department of Education from 2001 to 2005, Secretary Paige was a fierce and innovative champion of education reform who led the way in setting new standards of achievement for all students in our education system. He spearheaded the implementation of the historic No Child Left Behind Act, with its goal of reinvigorating America's education system.

Dr. Paige has devoted his life to transforming the state of education by improving the way that children learn on all levels, a passion that has manifested itself most recently when he co-founded the bi-partisan Chartwell Education Group, LLC. This group is a consulting firm devoted to offering solutions to the 21st Century challenges faced by the public and private sector enterprises that focus on pre-K, K-12 and post-secondary education, both in the United States and throughout the world.

Prior to his time at Chartwell, and after he left the administration in 2005, Dr. Paige served as a Public Policy Scholar at the Woodrow Wilson International Center for Scholars. There he was able to explore a more global perspective of education. As he said: "Civilizations rise and fall depending upon the quality of education."

His appointment by President George W. Bush as the seventh U.S. Secretary of Education, and the first school superintendent to serve in this position, was a signal honor for Dr. Paige, the son of a principal and a librarian in the public school system. Born in 1933 in segregated Monticello, Mississippi, Dr. Paige's accomplishments speak of his commitment to education. He earned a Bachelor's degree from Jackson State University in his home state. He then earned both a Master's and a Doctoral degree from Indiana University. Dr. Paige began his career as a teacher and coach.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of March 31, 2006 of approximately US$55 billion and total annual revenues of approximately US$25 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.